Exhibit 99.1
FOR IMMEDIATE RELEASE

July 30, 2012

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter Earnings

DALLAS, TEXAS, July 30, 2012 – The Federal Home Loan Bank of Dallas (Bank) today reported net income of $22.5 million for the quarter ended June 30, 2012. For the six months ended June 30, 2012, the Bank reported net income of $46.8 million.

Total assets at June 30, 2012 were $34.7 billion, compared with $34.2 billion at March 31, 2012 and $33.8 billion at December 31, 2011. The $0.5 billion increase in total assets for the second quarter was attributable primarily to increases in the Bank’s advances ($1.0 billion) and long-term available-for-sale securities portfolio ($0.5 billion), which were offset in part by declines in its long-term held-to-maturity securities portfolio ($0.5 billion) and short-term liquidity portfolio ($0.4 billion). For the six-month period ended June 30, 2012, the $0.9 billion increase in total assets was attributable primarily to increases in the Bank’s long-term available-for-sale securities portfolio ($0.9 billion), short-term liquidity portfolio ($0.7 billion) and advances ($0.4 billion), which were partially offset by a decline in the Bank’s long-term held-to-maturity securities portfolio ($0.9 billion).

Advances totaled $19.2 billion at June 30, 2012, compared with $18.2 billion at March 31, 2012 and $18.8 billion at December 31, 2011. The Bank’s lending activities remained relatively subdued during the first six months of the year due largely to high deposit levels and weak demand for loans at member institutions.

Due to principal repayments on mortgage-backed securities (MBS), the Bank’s held-to-maturity securities portfolio declined from $6.0 billion at March 31, 2012 and $6.4 billion at December 31, 2011 to $5.5 billion at June 30, 2012. The Bank did not acquire any MBS during the six months ended June 30, 2012. The Bank’s long-term available-for-

sale securities portfolio, which is comprised entirely of U.S. agency and other highly rated debentures, increased from $5.3 billion at March 31, 2012 and $4.9 billion at December 31, 2011 to $5.8 billion at June 30, 2012 due to purchases of additional debentures during the first six months of the year. The Bank’s short-term liquidity portfolio (comprised primarily of non-interest bearing excess cash balances, overnight federal funds sold and overnight reverse repurchase agreements) totaled $4.0 billion at June 30, 2012, as compared to $4.4 billion at March 31, 2012 and $3.3 billion at December 31, 2011.

The Bank’s operating results for the quarter and six months ended June 30, 2012 included credit-related other-than-temporary impairment charges of $0.1 million and $0.3 million, respectively, on two of its investments in non-agency (private-label) residential MBS (RMBS), each of which had been impaired prior to 2012. The unpaid principal balance of the Bank’s 32 non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $287.9 million at June 30, 2012, compared with $301.3 million at March 31, 2012 and $316.7 million at December 31, 2011.

The Bank’s retained earnings increased to $539.1 million at June 30, 2012, from $517.8 million at March 31, 2012 and $494.7 million at December 31, 2011. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings declined from $48.5 million at March 31, 2012 and $51.4 million at December 31, 2011 to $46.0 million at June 30, 2012. Accumulated other comprehensive income attributable to net unrealized gains on the Bank’s available-for-sale securities portfolio totaled $0.7 million, $8.3 million and $5.2 million as of June 30, 2012, March 31, 2012 and December 31, 2011, respectively.

Additional selected financial data as of and for the quarter and six months ended June 30, 2012 is set forth below. Further discussion and analysis regarding the Bank’s second quarter and year-to-date results will be included in its Form 10-Q for the quarterly period ended June 30, 2012 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank’s website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Three and Six Months Ended June 30, 2012
(Unaudited, in thousands)

	June 30,	March 31,	December 31,
	2012	2012	2011
Selected Statement of Condition Data:

Assets
Investments (1)	$13,805,508	$13,461,626	$13,537,564
Advances	19,207,379	18,171,626	18,797,834
Mortgage loans held for portfolio, net	140,443	151,992	162,645
Cash and other assets	1,575,657	2,404,942	1,271,924
Total assets	$34,728,987	$34,190,186	$33,769,967

Liabilities
Consolidated obligations
Discount notes	$9,507,659	$8,564,746	$9,799,010
Bonds	22,049,307	21,570,440	20,070,056
Total consolidated obligations	31,556,966	30,135,186	29,869,066
Mandatorily redeemable capital stock	4,890	4,873	14,980
Other liabilities	1,468,344	2,326,532	2,181,086
Total liabilities	33,030,200	32,466,591	32,065,132
Capital
Capital stock - putable	1,204,441	1,245,409	1,255,793
Retained earnings	539,124	517,763	494,657
Total accumulated other comprehensive loss	(44,778)	(39,577)	(45,615)
Total capital	1,698,787	1,723,595	1,704,835
Total liabilities and capital	$34,728,987	$34,190,186	$33,769,967

Total regulatory capital (2)	$1,748,455	$1,768,045	$1,765,430

		For the	For the
		Three Months	Six Months
		Ended	Ended
Selected Statement of Income Data:		June 30, 2012	June 30, 2012

Net interest income		$40,557	$81,203
Other income		2,650	8,079
Other expense		18,198	37,308
Assessments		2,502	5,199
Net income		$22,507	$46,775

(1) Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, loans to other FHLBanks, trading securities, available-for-sale securities and held-to-maturity securities.

(2) As of June 30, 2012, March 31, 2012 and December 31, 2011, total regulatory capital represented 5.03 percent, 5.17 percent and 5.23 percent, respectively, of total assets as of those dates.

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